Exhibit 99.1

Deckers Outdoor Corporation Reports Fourth Quarter and Fiscal 2012 Financial Results

Fourth Quarter Sales Increased 2.2% to a Record $617.3 Million
Company Reports Fourth Quarter Diluted Earnings Per Share of $2.77
Fiscal 2012 Sales Increased 2.7% to a Record $1.414 Billion
Company Reports Fiscal 2012 Diluted Earnings Per Share of $3.45

GOLETA, Calif.--(BUSINESS WIRE)--February 28, 2013--Deckers Outdoor Corporation (NASDAQGS: DECK) today announced financial results for the fourth quarter and fiscal year ended December 31, 2012.

Fourth Quarter Review

  Net sales increased 2.2% to a record $617.3 million compared to $603.9 million for the same period last year.
  Gross margin was 46.3% compared to 51.0% for the same period last year.
  Diluted earnings per share was $2.77 compared to $3.18 for the same period last year, which takes into account repurchases of the Company’s common stock under its stock repurchase program.
  UGG® brand sales increased 2.9% to $584.8 million compared to $568.5 million for the same period last year.
  Sanuk® brand sales increased 39.2% to $15.3 million compared to $11.0 million for the same period last year.
  Teva® brand sales decreased 29.5% to $13.7 million compared to $19.4 million for the same period last year.
  Retail sales increased 37.1% to $135.5 million compared to $98.8 million for the same period last year; same store sales decreased 3.4% for the thirteen weeks ending December 30, 2012 compared to the thirteen weeks ending January 1, 2012.
  eCommerce sales increased 30.6% to $87.6 million compared to $67.1 million for the same period last year.
  Domestic sales decreased 2.1% to $446.7 million compared to $456.3 million for the same period last year.
  International sales increased 15.6% to $170.5 million compared to $147.6 million for the same period last year.

Fiscal 2012 Review

  Net sales increased 2.7% to a record $1.414 billion compared to $1.377 billion last year.
  Gross margin was 44.7% compared to 49.3% last year.
  Diluted earnings per share was $3.45 compared to $5.07 last year, which takes into account repurchases of the Company’s common stock under its stock repurchase program.
  UGG brand sales decreased 1.5% to $1.184 billion compared to $1.202 billion last year.
  Sanuk brand net sales were $94.0 million for the fiscal year ending December 31, 2012 and were $26.6 million for the six months commencing on July 1, 2011, the acquisition date, and ending December 31, 2011.
  Teva brand sales decreased 7.4% to $115.5 million compared to $124.8 million last year.
  Retail sales increased 30.1% to $246.0 million compared to $189.0 million last year; same store sales decreased 3.4% for the 52 weeks ending December 30, 2012 compared to the 52 weeks ending January 1, 2012.
  eCommerce sales increased 22.6% to $130.6 million compared to $106.5 million last year.
  Domestic sales increased 2.9% to $973.0 million compared to $945.1 million last year.
  International sales increased 2.1% to $441.4 million compared to $432.2 million last year.

“There are several aspects of our fourth quarter performance that we believe underscore the health and relevancy of the UGG brand,” stated Angel Martinez, President, Chief Executive Officer and Chair of the Board of Directors. “We experienced strong sales for the UGG brand on our eCommerce websites while at the same time it was widely reported that “UGG” was one of the most searched terms on the internet during the holiday season. Our fourth quarter retail store performance improved versus third quarter trends, while at the same time, weekly sell-through in our domestic wholesale channel accelerated as the fourth quarter progressed culminating in a period of robust full-price selling in late December 2012. While cancellations were higher as a result of the late start to the season, we believe the improved trends we witnessed as temperatures got colder helped our customer account base with improved inventory levels versus a year ago. In the U.K., wholesale sales grew double digits as better than expected sell-through resulted in a meaningful level of reorders during the quarter. Lastly, we are pleased with the performance of the Sanuk brand as demonstrated by double digit sales growth in the fourth quarter.”

Division Summary

UGG Brand

UGG brand net sales for the fourth quarter increased 2.9% to $584.8 million compared to $568.5 million for the same period last year. The increase in sales was driven by higher sales from new retail store openings and an increase in global eCommerce sales, partially offset by lower domestic and international wholesale sales and a decline in same store sales. For the full year, UGG brand net sales decreased 1.5% to $1.184 billion compared to $1.202 billion last year.

Sanuk Brand

Sanuk brand net sales for the fourth quarter increased 39.2% to $15.3 million compared to $11.0 million for the same period last year. The increase in sales was primarily attributable to higher domestic wholesale and eCommerce sales. Sanuk brand net sales were $94.0 million for the fiscal year ending December 31, 2012 and were $26.6 million for the six months commencing on July 1, 2011, the acquisition date, and ending December 31, 2011.

Teva Brand

Teva brand net sales for the fourth quarter decreased 29.5% to $13.7 million compared to $19.4 million for the same period last year. The sales decline was driven primarily by a decrease in international distributor sales. For the full year, Teva brand sales decreased 7.4% to $115.5 million compared to $124.8 million last year.

Other Brands

Combined net sales of the Company’s other brands decreased 29.6% to $3.5 million for the fourth quarter compared to $5.0 million for the same period last year. The decrease in sales was primarily attributable to the impact of phasing out the Simple® brand, which we ceased distributing at the end of 2011. For the full year, combined net sales of the Company’s other brands decreased 11.4% to $21.3 million compared to $24.1 million last year. Excluding the impact of the Simple brand, combined net sales of the Company’s other brands increased 43.2% to $3.5 million for the fourth quarter compared to $2.5 million for the same period last year and full year combined net sales increased 69.4% to $21.2 million.

Retail Stores

Sales for the global retail store business, which are included in the brand sales numbers above, increased 37.1% to $135.5 million for the fourth quarter compared to $98.8 million for the same period last year. This increase was driven by 30 new stores opened after the fourth quarter of 2011, partially offset by a same store sales decrease of 3.4% for the thirteen weeks ending December 30, 2012 compared to the thirteen weeks ending January 1, 2012. For the full year, sales for the retail store business increased 30.1% to $246.0 million compared to $189.0 million last year.

eCommerce

Sales for the global eCommerce business, which are included in the brand sales numbers above, increased 30.6% to $87.6 million for the fourth quarter compared to $67.1 million for the same period last year. The sales increase was driven primarily by strong domestic and international sales for the UGG brand, increased domestic sales of the Sanuk brand, plus the addition of new international eCommerce websites. For the full year, sales for the eCommerce business increased 22.6% to $130.6 million compared to $106.5 million last year.

Stock Repurchase Program

During the fourth quarter of 2012, the Company repurchased approximately 932,000 shares of its common stock, at an average price per share of $38.64, for a total of $36.0 million under its stock repurchase program. This brings the Company’s total stock repurchases over the past year to $220.7 million. As of December 31, 2012, the Company had $79.3 million authorized repurchase funds remaining under its $200.0 million stock repurchase program announced in July 2012. Depending on market conditions and other factors, such repurchases may be commenced or suspended at any time without prior notice.

Balance Sheet

At December 31, 2012, cash and cash equivalents were $110.2 million compared to $263.6 million at December 31, 2011. The Company had $33.0 million in outstanding borrowings under its credit facility at December 31, 2012 and no outstanding borrowings at December 31, 2011. The decrease in cash and cash equivalents and the increase in outstanding borrowings are primarily attributable to $220.7 million of cash payments for stock repurchases and $61.6 million of cash expenditures primarily related to retail expansion and the Company’s new headquarters facility, offset in part by cash provided by operations.

Inventories at December 31, 2012 increased 18.5% to $300.2 million from $253.3 million at December 31, 2011. By brand, UGG inventory increased $46.5 million to $248.3 million at December 31, 2012, Teva inventory decreased $1.4 million to $27.8 million at December 31, 2012, Sanuk inventory decreased $1.6 million to $14.5 million at December 31, 2012, and the other brands’ inventory increased $3.4 million to $9.6 million at December 31, 2012.

Full-Year 2013 Outlook

  Based upon current visibility, the Company expects full year revenues to increase approximately 7% over 2012 levels.
  The Company expects full year diluted earnings per share to increase approximately 5% over 2012 levels. This guidance assumes a gross profit margin of approximately 46.5% and an operating margin of approximately 12.5%.
  The Company expects full year UGG brand revenues to increase approximately 4% over 2012 levels.
  The Company expects full year Teva brand revenues to increase approximately 6% over 2012 levels.
  The Company expects full year Sanuk brand revenues to increase approximately 15% over 2012 levels.
  Combined full year net sales of the Company’s other brands are expected to be approximately $40 million.
  Fiscal 2013 guidance also assumes that the Company’s effective tax rate will be approximately 32%.

First Quarter Outlook

  The Company currently expects first quarter 2013 revenues to remain flat as compared to first quarter 2012 levels, and expects to report a first quarter 2013 diluted loss per share of approximately $(0.12) compared to a diluted earnings per share of $0.20 reported in the first quarter of 2012.
  As a reminder, a significant amount of our operating expenses are fixed and spread evenly on an absolute dollar basis throughout each quarter. This includes the costs associated with the 24 new stores that were not open until the second half of 2012. Therefore, we expect our earnings to decline in the first half of 2013 as compared to the first half of 2012, which are typically our lowest volume sales quarters, and increase over 2012 in the back half of the year.

Mr. Martinez concluded, “We exited a very challenging year with valuable insights that we believe will serve the Company well in 2013 and beyond. We’ve made modifications to the UGG brand footwear collections to broaden accessibility, reduce exposure to sheepskin price fluctuations, and better bridge the summer and holiday selling seasons. We’ve adjusted receipts and reduced future purchase commitments as we continue to work diligently to better align inventory and sales growth. At the same time, we’re making strategic investments that we believe are integral to our long-term success. These include expanding our global retail footprint, adding key personnel to our Asian subsidiaries, and enhancing our sales and marketing programs. We believe continued focus on the success of the Sanuk brand in 2013 will help improve overall margins. As always, creating shareholder value remains our top priority and we believe the combination of our growth strategies and recent share repurchases will yield positive returns.”

Conference Call Information

The Company’s conference call to review fourth quarter 2012 results will be broadcast live over the internet today, Thursday, February 28, 2013 at 4:30 pm Eastern Time. The broadcast will be hosted at www.deckers.com. You can access the broadcast by clicking on the “Investors” tab and then clicking on the microphone icon on the right side of the screen. The broadcast will be available for at least 30 days following the conference call. You can also access the broadcast at www.earnings.com.

About the Company

Deckers Outdoor Corporation strives to be a premier lifestyle marketer that builds niche brands into global market leaders by designing and marketing innovative, functional and fashion-oriented footwear developed for both high performance outdoor activities and everyday casual lifestyle use. UGG® Australia, Teva®, Sanuk®, TSUBO®, Ahnu®, and MOZO® are registered trademarks of Deckers Outdoor Corporation.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact contained in this press release, including statements regarding our future financial performance and business strategies, are forward-looking statements. We have attempted to identify forward-looking statements by using words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “project,” “plan”, “predict”, “should,” “will,” and similar expressions, or the negative of these expressions, as they relate to us, our management and our industry, to identify forward-looking statements. We have based our forward-looking statements on our current expectations and projections about trends affecting our business and industry and other future events. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. As a result, actual results may differ materially from the results stated in or implied by our forward-looking statements. Some of the risks, uncertainties and assumptions that may cause actual results to differ from these forward-looking statements include, but are not limited to: changes in economic or market conditions; the financial success of our customers and the risk of losing one or more of our key customers; our ability to adequately protect our intellectual property rights and deter counterfeiting; the sensitivity of our sales to seasonality and the effect of weather conditions; the quality and price of raw materials, most notably sheepskin; our ability to realize returns on our new and existing retail stores; our ability to accurately forecast consumer demand; our ability to anticipate fashion trends; our ability to successfully implement our growth strategies, including enhancing the position of our brands and expanding our distribution channels; the impairment of our goodwill and other intangible assets; our dependence on independent manufacturers located outside of the U.S., and the challenge of maintaining a continuous supply of quality finished goods; risks of conducting business outside the U.S., including foreign currency and global liquidity risks; our ability to protect sensitive customer and company information and prevent the failure or interruption of key business processes; our ability to attract and retain key personnel; the loss of our warehouses; the international markets in which we sell our products are subject to a variety of laws and political and economic risks; risks related to international trade, import regulations and security procedures, liquidity and market risks for our cash and cash equivalents; risks associated with our revolving credit facility, including negative covenants that may restrict our ability to take certain actions; tax laws applicable to our business are very complicated and we could be subject to additional income tax liabilities; our ability to compete effectively with our competition; the effect of existing and future litigation on our business; and the volatility of the price of our common stock. Certain of these risks and uncertainties are more fully described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which we filed with the Securities and Exchange Commission, or the SEC, on February 29, 2012, as well as in our other filings with the SEC. In addition, actual results may differ as a result of additional risks and uncertainties of which we are currently unaware or which we do not currently view as material to our business.

You are cautioned not to place undue reliance on forward-looking statements contained in this press release, which speak only as of the date of this press release. You should read this press release with the understanding that our future results may be materially different from what we currently expect. We qualify all of our forward-looking statements by these cautionary statements and we expressly disclaim any intent or obligation to update any forward-looking statements after the date hereof to conform such statements to actual results or to changes in our opinions or expectations, except as required by applicable law or the rules of the NASDAQ Stock Market.

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)

	December 31,	December 31,
Assets	2012	2011

Current assets:
Cash and cash equivalents	$110,247	263,606
Trade accounts receivable, net	190,756	193,375
Inventories	300,173	253,270
Prepaid expenses	14,092	8,697
Other current assets	59,028	84,540
Deferred tax assets	17,290	14,414
Total current assets	691,586	817,902

Property and equipment, net	125,370	90,257
Goodwill	126,267	120,045
Other intangible assets, net	98,423	94,449
Deferred tax assets	13,372	13,223
Other assets	13,046	10,320

Total assets	$1,068,064	1,146,196

Liabilities and Stockholders' Equity

Current liabilities:
Short-term borrowings	$33,000	-
Trade accounts payable	133,457	110,853
Accrued payroll	15,896	32,594
Other accrued expenses	59,597	57,744
Income taxes payable	25,067	30,888
Total current liabilities	267,017	232,079

Long-term liabilities	62,246	72,687

Stockholders' equity:
Deckers Outdoor Corporation stockholders' equity:
Common stock	344	387
Additional paid-in capital	139,046	144,684
Retained earnings	600,811	692,595
Accumulated other comprehensive loss	(1,400)	(1,730)
Total Deckers Outdoor Corporation stockholders' equity	738,801	835,936
Noncontrolling interest	-	5,494
Total equity	738,801	841,430

Total liabilities and equity	$1,068,064	1,146,196

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income
(Unaudited)
(Amounts in thousands, except for per share data)

	Three-month period ended		Twelve-month period ended
	December 31,		December 31,
	2012	2011	2012	2011

Net sales	$617,264	603,852	$1,414,398	1,377,283
Cost of sales	331,270	296,100	782,244	698,288
Gross profit	285,994	307,752	632,154	678,995

Selling, general and administrative expenses	141,880	130,972	445,206	394,157
Income from operations	144,114	176,780	186,948	284,838

Other expense (income), net	2,803	(293)	2,830	(424)
Income before income taxes	141,311	177,073	184,118	285,262

Income tax expense	43,254	49,865	55,104	83,404
Net income	98,057	127,208	129,014	201,858

Other comprehensive (loss) income, net of tax
Unrealized gain (loss) on foreign currency hedging	313	(178)	(633)	(931)
Foreign currency translation adjustment	(1,410)	(999)	963	(1,952)
Total other comprehensive (loss) income	(1,097)	(1,177)	330	(2,883)
Comprehensive income	$96,960	126,031	$129,344	198,975

Net income attributable to:
Deckers Outdoor Corporation	98,057	124,729	128,866	199,052
Noncontrolling interest	-	2,479	148	2,806
	$98,057	127,208	$129,014	201,858

Comprehensive income attributable to:
Deckers Outdoor Corporation	96,960	123,552	129,196	196,169
Noncontrolling interest	-	2,479	148	2,806
	$96,960	126,031	$129,344	198,975

Net income per share attributable to Deckers
Outdoor Corporation common stockholders:
Basic	$2.81	3.23	$3.49	5.16
Diluted	$2.77	3.18	$3.45	5.07

Weighted-average common shares outstanding:
Basic	34,930	38,633	36,879	38,605
Diluted	35,373	39,188	37,334	39,265

CONTACT:
Deckers Outdoor Corporation
Tom George, 805-967-7611
Chief Financial Officer
or
Investor Relations:
ICR
Brendon Frey, 203-682-8200